EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Saba Contact:

Saba Software, Inc.

Ronald Kisling

Chief Financial Officer

+1.650.581.2635

rkisling@saba.com

Saba Announces Second Quarter Fiscal 2004 Financial Results

License Revenues Increase 58% over First Quarter

REDWOOD SHORES, CA, December 18, 2003 – Saba Software, Inc. (NASDAQ: SABA), a leading provider of human capital development and management (HCDM) solutions, today reported financial results for its second quarter of fiscal year 2004 ended November 30, 2003.

❑	Total revenues were $8.2 million, flat with the prior quarter.

❑	License revenues were $2.4 million, an increase of 58% over the prior quarter with license bookings increasing 100% over the prior quarter.

❑	Saba completed 19 enterprise software deals, including contracts with Renault-Nissan, Deloitte & Touche, Shinsei Bank, Standard Charter Bank, Petrobras and Novartis Pharma KK.

❑	Deferred revenues increased to $7.6 million.

❑	Maintenance and support revenues were $2.8 million reflecting a 100% renewal rate during the quarter.

❑	Services revenues were $3.0 million, declining 24% over the prior quarter.

❑	The net loss on a GAAP basis improved to $0.17 per share compared to a loss of $0.44 per share in the prior quarter, or to a loss of $2.3 million compared to a loss of $5.9 million in the prior quarter. Included in the prior quarter results was a charge of $2.1 million for the settlement of patent litigation and restructuring.

❑	Saba ended the quarter with $18.4 million in cash and short-term investments.

“We have made good progress toward our profitability goals,” said Bobby Yazdani, Saba Chairman and CEO. “We successfully competed against both large ERP vendors and niche players to win significant contracts at global companies such as Renault-Nissan and Standard Chartered Bank. Large organizations continue to turn to Saba as the recognized leader for our deep domain experience and ability to deliver scaleable enterprise learning solutions.”

Business Outlook:

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake to update these targets in any way or for any reason.

•	Saba anticipates revenue for its third quarter of fiscal 2004 (quarter ending February 29, 2004) to be in the range of $8.5 to $9.5 million.

•	Saba anticipates GAAP net loss per share for its third quarter of fiscal 2004 (quarter ending February 29, 2004) to be in the range of $0.07 to $0.15.

The company will host a conference call on second-quarter results at 2:00 p.m. PT on Thursday, December 18, 2003. It will be available via web cast at investor.saba.com, or via dial in at +1.612.332.0228. The call will be recorded for replay and accessible through investor.saba.com or by calling +1.320.365.3844 and entering code 708993 and will be available after 5:30 p.m. PT on December 18 through January 2, 2004.

About Saba

Saba (NASDAQ: SABA) is a leading provider of human capital development and management (HCDM) solutions, which increase organizational performance through the implementation of a management system for aligning, developing, and managing people. Among the Global 2000, Saba customers include Alcatel, Anheuser-Busch, Cisco Systems, DaimlerChrysler, EMC Corp., Kaiser Permanente, Medtronic, Procter & Gamble, and VERITAS Software. Saba has received industry recognition for its solutions, and recently achieved the leader quadrant position in the Gartner 2003 e-Learning Suite “Magic Quadrant.”

Saba is headquartered in Redwood Shores, California, with offices worldwide. For more information, please visit www.saba.com or call (877) SABA-101 or (650) 779-2791.

Saba, the Saba logo, and the marks relating to other Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. All other trademarks are the property of their respective owners.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements such as Saba’s guidance for the third quarter of fiscal year 2004 or Saba’s ability to achieve or sustain profitability. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: Saba’s limited operating history and history of losses, dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, dependence on success of Saba’s channel partners, market acceptance of Saba’s products, fluctuation in customer spending, length of Saba’s sales cycle, competition, dependence on hiring key personnel, rapid technological change, dependence on new product introductions and enhancements, and potential software defects. Readers should also refer to the section entitled “Factors That May Affect Future Operating Results” on pages 23 through 31 of Saba’s Annual Report on Form 10-K dated August 29, 2003 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

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Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

(share amounts adjusted for 1-for-4 reverse split)

	Three months ended November 30,		Six months ended November 30,
	2003	2002	2003	2002
Revenues:
License	$2,444	$2,439	$3,996	$9,889
Services	5,764	7,028	12,425	14,274

Total revenues	8,208	9,467	16,421	24,163

Cost of revenues:
Cost of license	66	26	151	76
Cost of services	2,945	3,493	6,343	6,786
Amortization of acquired developed technology	97	388	194	776

Total cost of revenues	3,108	3,907	6,688	7,638

Gross profit	5,100	5,560	9,733	16,525

Operating expenses:
Research and development	2,555	2,998	5,206	6,025
Sales and marketing	3,771	7,750	8,472	14,690
General and administrative	1,043	1,769	2,315	3,122
Amortization of deferred stock compensation and other stock charges	12	613	42	1,964
Amortization of purchased intangible assets	42	259	84	517
Settlement of litigation	—	—	1,701	—

Total operating expenses	7,423	13,389	17,820	26,318

Loss from operations	(2,323)	(7,829)	(8,087)	(9,793)
Interest income (expense) and other, net	48	26	(31)	122

Loss before provision for income taxes	(2,275)	(7,803)	(8,118)	(9,671)
Provision for income taxes	(37)	(88)	(82)	(153)

Net loss	$(2,312)	$(7,891)	$(8,200)	$(9,824)

Basic and diluted net loss per share	$(0.17)	$(0.62)	$(0.61)	$(0.80)

Shares used in computing basic and diluted net loss per share	13,382	12,719	13,361	12,330

Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 30, 2003	May 31, 2003
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$18,434	$21,197
Accounts receivable, net	7,761	9,315
Prepaid expenses and other current assets	1,123	1,218

Total current assets	27,318	31,730

Property and equipment, net	1,563	2,385
Other assets	6,504	6,721

Total assets	$35,385	$40,836

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,428	$1,713
Accrued expenses	6,590	6,527
Deferred revenue	7,585	9,497
Current portion of debt and lease obligations	5,209	675

Total current liabilities	20,812	18,412

Deferred revenue	14	31
Accrued rent	2,647	2,691
Debt and lease obligations, less current portion	953	1,242

Total liabilities	24,426	22,376

Stockholders’ equity:
Total stockholders’ equity	10,959	18,460

Total liabilities and stockholders’ equity	$35,385	$40,836